Exhibit 1

British American Tobacco p.l.c.
9 January 2018

Impact on British American Tobacco of new US tax legislation

British American Tobacco p.l.c. notes the approval of the US Tax Cuts and Jobs Act. We continue to work through the full impact of these changes on British American Tobacco and will give more detail in our preliminary announcement for the year ended 31 December 2017 in February.

For the year to 31 December 2017 the announced changes will have no impact on the Group’s underlying effective tax rate, which we have previously said we expect to be around 30%.  However, we anticipate that the changes will result in a non-cash exceptional tax credit as a result of the revaluation of deferred tax balances arising from the acquisition of Reynolds American Inc. (RAI).

For the year to 31 December 2018 we currently anticipate that the changes will reduce the Group’s effective tax rate percentage to the high-twenties. All other things being equal, this would result in a benefit of 6% to full year 2018 earnings per share, supporting our commitment to high single digit earnings growth and increased investment in the roll out of Next Generation Products.

Enquiries:

British American Tobacco Investor Relations
Mike Nightingale / Rachael Brierley / Stephanie Brassinne
+44 (0) 20 7845 1180 / 1519 / 2012

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATPress

Disclaimers

This announcement does not constitute an invitation to underwrite, subscribe for, or otherwise acquire or dispose of any British American Tobacco p.l.c. (“BAT”) shares or other securities. This announcement contains certain forward-looking statements, made within the meaning of Section 21E of the United States Securities Exchange Act of 1934, regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated.

Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the failure to realize contemplated synergies and other benefits from mergers and acquisitions; the effect of mergers, acquisitions and divestitures on BAT’s operating results and businesses generally; the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates; adverse litigation and dispute outcomes and the effect of such outcomes on BAT’s financial condition; changes or differences in domestic or international economic or political conditions; the inability to obtain price increases and the impact of price increases on consumer affordability thresholds; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings; the ability to develop, produce or market new alternative products and to do so profitably; the ability to effectively implement strategic initiatives and actions taken to increase sales growth; the ability to enhance cash generation and pay dividends and changes in the market position, businesses, financial condition, results of operations or prospects of BAT.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Additional information concerning these and other factors can be found in BAT’s and RAI’s filings with the U.S. Securities and Exchange Commission (“SEC”), including RAI’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and BAT’s registration statement on Form F-4, which was declared effective by the SEC on June 14, 2017, and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and BAT’s Annual Reports, which may be obtained free of charge from BAT’s website www.bat.com.